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                                                                     EXHIBIT 5

                       [Letterhead of GRADY & ASSOCIATES]
                                January 17, 2003

Board of Directors
Unizan Financial Corp.
220 Market Avenue South
Canton, Ohio  44702

      Re:   Form S-8 Registration Statement

Gentlemen:

      Unizan Financial Corp., an Ohio corporation, intends to file with the Securities and Exchange Commission under the Securities Act of 1933 a Form S-8 registration statement to register the offer and sale of up to 1,518,544 shares of Unizan Financial Corp. common stock, without par value. The shares may be issued from time to time under the UNB Corp. 1997 Stock Option Plan and the 1997 Omnibus Stock Incentive Plan for BancFirst Ohio Corp.

      UNB Corp., United National Bank & Trust Co., BancFirst Ohio Corp., and The First National Bank of Zanesville entered into an Agreement of Merger and Plan of Reorganization dated as of September 5, 2001. Under the Agreement of Merger and Plan of Reorganization, as amended, BancFirst Ohio Corp. merged into UNB Corp. and The First National Bank of Zanesville merged into United National Bank & Trust Co. The merger transactions became effective on March 7, 2002. At the same time, UNB Corp. changed its name to Unizan Financial Corp. and United National Bank & Trust Co. changed its name to Unizan Bank, N.A. As part of these transactions, Unizan Financial Corp. assumed the obligations of BancFirst Ohio Corp. with respect to outstanding options granted under BancFirst Ohio Corp.'s stock option plan, and Unizan Financial Corp. likewise assumed the obligations of UNB Corp. with respect to outstanding options granted under its stock option plan. Options formerly representing the right to acquire BancFirst Ohio Corp. common stock therefore became options to acquire Unizan Financial Corp. common stock, with the number of shares acquirable and the exercise price(s) adjusted by the 1.325 conversion ratio employed in the merger of BancFirst Ohio Corp. into UNB Corp. Likewise, options formerly representing the right to acquire UNB Corp. common stock became options to acquire a like number of shares of Unizan Financial Corp. common stock, exercisable on the same terms and at the same price(s).

      We examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all records, agreements, certificates of officers, and other documents as we deemed necessary to render the opinions expressed in this letter. In our examination, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We assumed Unizan Financial Corp. will remain in active status as an Ohio corporation at all times when shares of its common stock are issued under the terms of the UNB Corp. 1997 Stock Option Plan and under the terms of the 1997 Omnibus Stock Incentive Plan for BancFirst Ohio Corp.

      On the basis of and in reliance on the foregoing, we are of the opinion that the shares of Unizan Financial Corp. common stock to be issued under the stock option plans will, when and if issued in accordance with the terms of the plans, be legally issued, fully paid and nonassessable.

      This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8 registration statement of Unizan Financial Corp.

                                                Sincerely,

                                                /s/ GRADY & ASSOCIATES